Exhibit 99.1

NEWS

TEAM, INC.	For immediate release
13131 Dairy Ashford, Suite 600	Contact: Greg L. Boane (281) 388-5541
Sugar Land, TX 77478

TEAM, INC. Announces $150 Million ATM Equity Offering Program

SUGAR LAND, TX, November 28, 2016 — Team, Inc. (NYSE: TISI) (“Team” or the “Company”) today announced that it has filed a prospectus supplement under which it may sell up to $150,000,000 of its common stock through an “at-the-market” equity offering program (the “ATM Program”). The Company intends to use the net proceeds from sales under the ATM Program primarily to reduce outstanding indebtedness, which may include amounts outstanding under the Company’s senior secured credit facility, and for general corporate purposes. The timing of any sales will depend on a variety of factors to be determined by the Company.

The shares will be offered through Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates, Inc. and SunTrust Robinson Humphrey, Inc., as sales agent and/or principal. Sales of common stock, if any, will be made from time to time in negotiated transactions at market prices prevailing at the time of a sale or at negotiated prices, or as otherwise agreed with the sales agents, and, as a result, sale prices may vary.

The Company has filed with the U.S. Securities and Exchange Commission (“SEC”) a prospectus supplement to the prospectus contained in its existing shelf registration statement on Form S-3 (file no. 333-214055) for the offering of common stock described in this communication. Sales in the ATM Program will be made pursuant to the prospectus and prospectus supplement. “At-the-Market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, include sales made directly on or through the New York Stock Exchange, or another market for the Company’s common stock, and sales made through a market maker other than on an exchange. Before you invest, you should read the prospectus, prospectus supplement relating to the ATM Program and other documents the Company has filed with the SEC for more complete information about the Company and the ATM Program. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or the Agents will arrange to send you the prospectus supplement, including the prospectus, if you request it by contacting Merrill Lynch at BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department or Email: dg.prospectus_requests@baml.com; Raymond James at Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, Attention: Prospectus Department or Email: prospectus@raymondjames.com; or SunTrust Robinson Humphrey at SunTrust Robinson Humphrey, 3333 Peachtree Road NE, Atlanta, GA 30326, Attention: Prospectus Department or Email: prospectus@rhco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Company's common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection, mechanical services and engineering assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. These services are offered through three business units—TeamFurmanite, TeamQualspec and Quest Integrity—through more than 220 branch locations in more than 20 countries throughout the world. Team’s common stock is traded on the New York Stock Exchange under the ticker symbol “TISI”.

Forward-Looking Statements

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Transition Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise.

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